Exhibit 99.1

[THE FIRST OF LONG ISLAND CORPORATION LETTERHEAD]

April 30, 2012	For More Information Contact:
Mark D. Curtis, Senior Vice President and Treasurer
(516) 671-4900, Ext. 556

PRESS RELEASE IMMEDIATE
THE FIRST OF LONG ISLAND CORPORATION ANNOUNCES AN INCREASE IN NET INCOME FOR THE FIRST QUARTER OF 2012

Glen Head, New York, April 30, 2012 (GLOBE NEWSWIRE) – The First of Long Island Corporation (Nasdaq: FLIC), the parent company of The First National Bank of Long Island, reported an 8% increase in net income from $4.8 million for the first quarter of 2011 to $5.2 million for the current quarter.  Earnings per share increased by 7.4% from $.54 for the first quarter of 2011 to $.58 for the current quarter.  When compared to the fourth quarter of 2011, net income and earnings per share are up $423,000, or 8.9%, and $.05, or 9.4%, respectively.  Dividends per share increased by 4.5% from $.22 for the first quarter of 2011 to $.23 for the current quarter.  Returns on average assets (“ROA”) and average equity (“ROE”) were 1.01% and 10.67%, respectively, for the first quarter of 2012 versus 1.12% and 11.97%, respectively, for the same quarter last year.

Analysis of Earnings – Current Quarter Versus Same Quarter Last Year

The increase in net income for the first quarter of 2012 versus the same quarter last year is primarily attributable to an increase in net interest income on a tax-equivalent basis of $993,000, or 6.3%.  Partially offsetting the additional net interest income was a $269,000 increase in the provision for loan losses.  Contributing to the Bank’s continued earnings growth are ongoing expense control measures.  Despite significant balance sheet growth and enhancement of the Bank’s risk management infrastructure, total noninterest expense only increased by $110,000, or 1.2%, for first quarter of 2012 compared to the same quarter last year.

Net interest income on a tax-equivalent basis increased by $993,000 because average interest-earning assets grew by $321.4 million, or 19.3%.  A significant portion of the positive impact of growth was offset by a 40 basis point decline in net interest margin from 3.77% for the first quarter of 2011 to 3.37% for the current quarter.

The increase in interest-earning assets is principally comprised of loan growth of $86.2 million, or 9.4%, nontaxable securities growth of $92.7 million, or 33.9%, and taxable securities growth of $141.7 million, or 30.4%.  Most of the growth in loans occurred in residential and commercial mortgage loans, with a smaller amount of growth in commercial and industrial loans. Management believes that its continued success in growing loans is attributable to a variety of factors including, among others, targeted solicitation efforts, increased emphasis on multifamily lending, new and expanded programs for first lien home equity loans and jumbo residential mortgages, and a disruption of lending in the Bank’s marketplace caused by the acquisition of some competitors and regulatory issues being experienced by others.  First lien home equity loans are included in residential mortgages on the Bank’s balance sheet.   Despite the fact that tax-equivalent yields on nontaxable securities have come down over the last year, management has continued to grow this portfolio because such yields are still attractive relative to other investment alternatives.

The most significant sources of funding for the growth in loans and securities were growth in the average balances of savings, NOW and money market deposits of $160.0 million, or 24.4%, noninterest-bearing checking deposits of $41.8 million, or 10.7%, and borrowings of $72.4 million, or 30.1%.  The Bank’s ability to continue to grow deposits is believed to be attributable to, among other things, expansion of the Bank’s branch distribution system, new and expanded lending relationships, the Bank’s positive reputation in its local marketplace, targeted solicitation efforts, volatility in the equity markets, and disruption in the Bank’s marketplace for the reasons previously discussed.

General market interest rates are currently very low and have been for an extended period of time.  The 40 basis point decline in net interest margin occurred because loans continue to reprice and cash flows continue to be invested or reinvested in a low rate environment.  The resulting negative impact on net interest margin cannot be offset with deposit rate reductions, because there is little room to reduce deposit rates below current levels. If interest rates persist at their current levels, further dilution of net interest margin is likely.

Analysis of Earnings – Current Quarter Versus Fourth Quarter 2011

The increase in net income for the first quarter of 2012 versus the preceding quarter is largely the result of decreases in the provision for loan losses and noninterest expense of $301,000 and $289,000, respectively.  The decrease in the provision for loan losses is attributable to, among other things, a reduction of specific reserves on loans individually deemed to be impaired and a reduction in that portion of the provision attributable to loan growth and economic conditions.  The decrease in noninterest expense occurred largely because the fourth quarter of 2011 included real estate tax expenditures made to protect the Bank’s interest in problem loans and charges for litigation.

Asset Quality

The Bank’s allowance for loan losses to gross loans (“reserve coverage ratio”) grew by 2 basis points in the first quarter of 2012 from 1.68% at the beginning of the quarter to 1.70% by quarter-end.  The $1.1 million provision for loan losses for the first quarter of this year is primarily attributable to the combined impact of loan growth, a $450,000 chargeoff on one impaired loan that was transferred to the held-for-sale category and subsequently sold and the aforementioned decrease in specific reserves on loans individually deemed to be impaired.  The $854,000 provision for first quarter of 2011 was primarily attributable to loan growth and management’s assessment of national and local economic conditions.

The credit quality of the Bank’s loan portfolio remains excellent, with nonaccrual loans, including the loan held-for-sale, amounting to only $2.7 million, or .27% of total loans, at March 31, 2012.  Additionally, loans delinquent 30 to 89 days amounted to only $749,000, or .07% of total loans.  Troubled debt restructurings remained virtually unchanged during the first quarter of 2012, amounting to $5.4 million at March 31, 2012.  Of these loans, $3.5 million are performing in accordance with their modified terms and $1.9 million are delinquent and included in delinquent and nonaccrual loans.  The credit quality of the Bank’s securities portfolio also remains excellent.  The Bank’s mortgage securities are backed by mortgages underwritten on conventional terms, and almost all of these securities are full faith and credit obligations of the U.S. government.  The remainder of the Bank’s securities portfolio consists principally of municipal securities rated AA or better by major rating agencies.

Capital

The Bank’s Tier 1 leverage, Tier 1 risk-based and total risk-based capital ratios were 8.72%, 20.10% and 21.36%, respectively, at March 31, 2012.  The strength of the Bank’s balance sheet, from both a capital and asset quality perspective, positions the Bank for continued growth in a measured and disciplined fashion.

Key Strategic Initiatives

Key strategic initiatives with respect to the Bank’s earnings prospects will continue to include loan growth and expansion of the Bank’s branch distribution system.  In 2011, the Bank opened two full service branches on Long Island, one in Point Lookout and one in Massapequa.  The Bank is currently planning to open one full service branch in Lindenhurst, Long Island later this year.

Challenges We Face

Interest rates are currently very low and there is significant price competition for loans in the Bank’s marketplace.  The persistence of these factors will likely result in a continued decline in net interest margin.  If that were to occur, and management is unable to offset the impact by increasing the volume of interest-earning assets, expense savings or other measures, the Bank’s profitability could decline.

Commercial and residential real estate values have been negatively impacted by persistently high levels of unemployment, foreclosures and commercial vacancies.  These factors present threats to the maintenance of loan quality.

The banking industry is currently faced with an ever-increasing number of new and complex regulatory requirements which are putting downward pressure on revenues and upward pressure on the cost of doing business.

BALANCE SHEET INFORMATION

	3/31/12	12/31/11
	(in thousands, except share
	and per share data)

Total Assets	$2,081,899	$2,022,407

Loans:
Commercial and industrial	48,978	42,572
Secured by real estate:
Commercial mortgages	465,617	459,875
Residential mortgages	402,890	372,477
Home equity	91,834	103,513
Consumer	4,467	4,596
	1,013,786	983,033
Net deferred loan origination costs	3,003	2,826
	1,016,789	985,859
Allowance for loan losses	(17,249)	(16,572)
	999,540	969,287
Investment Securities:
U.S. government agencies	-	5,113
State and municipals	365,905	356,286
Pass-through mortgage securities	78,308	80,637
Collateralized mortgage obligations	534,384	514,005
	978,597	956,041
Deposits:
Checking	447,708	435,517
Savings, NOW and money market	845,571	796,009
Time, $100,000 and over	172,544	174,691
Time, other	95,362	96,651
	1,561,185	1,502,868

Borrowed Funds	305,199	309,727

Stockholders' Equity	194,691	189,347

Share and Per Share Data:
Common Shares Outstanding at Period End	8,872,190	8,793,932
Book Value Per Share	$21.94	$21.53
Tangible Book Value Per Share	$21.92	$21.51

CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	3/31/12	3/31/11
	(in thousands, except share
	and per share data)
Interest and dividend income:
Loans	$12,133	$11,694
Investment securities:
Taxable	4,153	3,935
Nontaxable	3,225	2,775
	19,511	18,404
Interest expense:
Savings, NOW and money market deposits	1,031	842
Time deposits	1,476	1,476
Short-term borrowings	93	55
Long-term debt	1,877	1,756
	4,477	4,129
Net interest income	15,034	14,275
Provision for loan losses	1,123	854
Net interest income after provision for loan losses	13,911	13,421

Noninterest income:
Investment Management Division income	400	396
Service charges on deposit accounts	778	791
Net gains on sales of available-for-sale securities	108	122
Other	418	351
	1,704	1,660
Noninterest expense:
Salaries	4,048	3,841
Employee benefits	1,282	1,267
Occupancy and equipment expense	1,856	1,891
Other operating expenses	1,991	2,068
	9,177	9,067

Income before income taxes	6,438	6,014
Income tax expense	1,287	1,244
Net Income	$5,151	$4,770

Share and Per Share Data:
Weighted Average Common & Common Equivalent Shares	8,921,316	8,842,756
Basic EPS	$.58	$.55
Diluted EPS	$.58	$.54
Cash Dividends Declared	$.23	$.22

FINANCIAL RATIOS

ROA	1.01%	1.12%
ROE	10.67%	11.97%
Net Interest Margin	3.37%	3.77%
Dividend Payout Ratio	39.66%	40.74%

ASSET QUALITY INFORMATION

	3/31/12	12/31/11
	(dollars in thousands)

Nonaccruing loan held-for-sale	$250	$-

Delinquent and nonaccrual loans*:
Past due 30 through 89 days	$749	$740
Past due 90 days or more and still accruing	-	-
Nonaccrual	2,472	3,211
	$3,221	$3,951

Troubled debt restructurings:
Not included in delinquent and nonaccrual loans	$3,519	$3,549
Included in delinquent and nonaccrual loans	1,836	1,846
	$5,355	$5,395

Other real estate owned	$-	$-

Allowance for loan losses	$17,249	$16,572
Allowance for loan losses as a percentage of total loans	1.70%	1.68%
Allowance for loan losses as a multiple of nonaccrual loans	7.0	5.2

* Excludes nonaccruing loan held-for-sale

AVERAGE BALANCE SHEET, INTEREST RATES AND INTEREST DIFFERENTIAL

	Three Months Ended March 31,
	2012			2011
	Average	Interest/	Average	Average	Interest/	Average
	Balance	Dividends	Rate	Balance	Dividends	Rate
Assets	(dollars in thousands)
Interest-bearing bank balances	$7,644	$4	.21%	$6,767	$3	.18%
Investment Securities:
Taxable	607,173	4,149	2.73	465,501	3,932	3.38
Nontaxable (1)	365,704	4,886	5.34	273,048	4,205	6.16
Loans (1) (2)	1,002,597	12,141	4.85	916,397	11,699	5.12
Total interest-earning assets	1,983,118	21,180	4.27	1,661,713	19,839	4.78
Allowance for loan losses	(17,227)			(14,273)
Net interest-earning assets	1,965,891			1,647,440
Cash and due from banks	27,157			25,292
Premises and equipment, net	22,979			20,906
Other assets	30,789			30,624
	$2,046,816			$1,724,262

Liabilities and Stockholders' Equity
Savings, NOW & money market deposits	$814,703	1,031	.51	$654,733	842	.52
Time deposits	269,893	1,476	2.20	268,949	1,476	2.23
Total interest-bearing deposits	1,084,596	2,507	.93	923,682	2,318	1.01
Short-term borrowings	105,697	93	.35	53,227	55	.42
Long-term debt	207,500	1,877	3.64	187,556	1,756	3.80
Total interest-bearing liabilities	1,397,793	4,477	1.29	1,164,465	4,129	1.44
Checking deposits	433,288			391,457
Other liabilities	21,605			6,665
	1,852,686			1,562,587
Stockholders' equity	194,130			161,675
	$2,046,816			$1,724,262

Net interest income (1)		$16,703			$15,710
Net interest spread (1)			2.98%			3.34%
Net interest margin (1)			3.37%			3.77%

(1)
Tax-equivalent basis.  Interest income on a tax-equivalent basis includes the additional amount of interest income that would have been earned if the Corporation's investment in tax-exempt loans and investment securities had been made in loans and investment securities subject to Federal income taxes yielding the same after-tax income.  The tax-equivalent amount of $1.00 of nontaxable income was $1.52 in each period presented based on a Federal income tax rate of 34%.

(2)	For the purpose of these computations, nonaccruing loans are included in the daily average loan amounts outstanding.

Forward Looking Information

This earnings release contains various “forward-looking statements” within the meaning of that term as set forth in Rule 175 of the Securities Act of 1933 and Rule 3b-6 of the Securities Exchange Act of 1934.  Such statements are generally contained in sentences including the words “may” or “expect” or “could” or “should” or “would” or “believe”.  The Corporation cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, and therefore actual results could differ materially from those contemplated by the forward-looking statements.  In addition, the Corporation assumes no duty to update forward-looking statements.

For more detailed financial information please see the Corporation’s quarterly report on Form 10-Q for the period ended March 31, 2012.  The Form 10-Q will be available through the Bank’s website at www.fnbli.com on or about May 10, 2012, after it is electronically filed with the Securities and Exchange Commission (“SEC”).  Our SEC filings are also available on the SEC’s website at www.sec.gov.  You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Room 1580, Washington, DC 20549.  You should call 1-800-SEC-0330 for more information on the public reference room.